Exhibit 99.1
Wynn Resorts, Limited, Universal Entertainment and Aruze USA
Reach Settlement Agreement

LAS VEGAS (March 8, 2018) — Wynn Resorts, Limited (NASDAQ: WYNN) announced today it has concluded a settlement agreement with Universal Entertainment Corporation and Aruze USA, Inc. regarding litigation between the parties which began in February 2012 and was related to the redemption of Aruze USA's equity stake in the Company. The settlement provides for the parties to the agreement to dismiss all litigation between Universal Entertainment and Aruze USA, and Wynn Resorts, its then-directors and executives with respect to the redemption.  The settlement agreement also puts an end to claims brought by Universal Entertainment and Aruze USA against Wynn Macau in Macau.
The settlement agreement, which is effective today, provides for Wynn Resorts to pay, on March 31, 2018, the $1,936,442,631.36 principal amount of the redemption note that the Company previously issued to Aruze. Wynn Resorts also agreed to pay an additional amount of $463,557,368.64 on March 31, 2018, to settle allegations surrounding the interest rate on the redemption note.   Among other items, the settlement agreement provides that Aruze USA, will not consider itself a party to the Amended and Restated Stockholders Agreement among Universal Entertainment's subsidiary Aruze USA, Steve Wynn and Elaine P. Wynn, nor will it assert any claims or rights under the Stockholders Agreement.   The settlement agreement also provides for the parties to release one another from all claims related to the redemption and to cooperate with each other in any litigation that may arise from the settlement agreement or previous litigation.
About Wynn Resorts:
Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 Index. Wynn Resorts owns and operates Wynn Las Vegas (www.wynnlasvegas.com), Wynn Macau (www.wynnmacau.com) and Wynn Palace, Cotai (www.wynnpalace.com).
Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,750 spacious hotel rooms, suites and villas, approximately 192,000 square feet of casino space, 22 dining experiences featuring signature chefs and 11 bars, two award-winning spas, approximately 290,000 square feet of meeting and convention space, approximately 110,000 square feet of retail space as well as two showrooms; three nightclubs, a beach club and recreation and leisure facilities. A luxury retail Strip-front expansion, Wynn Plaza, is currently under construction and is scheduled to debut the second half of 2018.
Wynn Macau is a luxury hotel and casino resort located in the Macau Special Administrative Region of the People's Republic of China with two luxury hotel towers with a total of 1,008 spacious rooms and suites, approximately 273,000 square feet of casino space, casual and fine dining in eight restaurants, approximately 31,000 square feet of meeting and convention space, approximately 59,000 square feet of retail space, and recreation and leisure facilities including two opulent spas, a salon and a rotunda show.
Wynn Palace is a luxury integrated resort in Macau. Designed as a floral-themed destination, it boasts 1,706 exquisite rooms, suites and villas, approximately 420,000 square feet of casino space, 11 food and beverage outlets, approximately 37,000 square feet of meeting and convention space, approximately 106,000 square feet of designer retail, SkyCabs that traverse an eight-acre Performance Lake, an extensive collection of rare art, a lush spa, salon and recreation and leisure facilities.
Wynn Resorts is currently constructing Wynn Boston Harbor located in Everett, Massachusetts.

Contacts:

For media:
Michael Weaver
Wynn Resorts
702-770-7501/ michael.weaver@wynnresorts.com

Investor Relations:
Robert Amerine
Wynn Resorts
702-770-7555/ investorrelations@wynnresorts.com